EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2012 FINANCIAL RESULTS

•                               Net revenues of $128.9 million and net income of $8.4 million, or $0.68 per diluted share, for the three months ended December 31, 2011, compared to net revenues of $106.4 million and net income of $5.3 million, or $0.43 per diluted share, for the same period of fiscal 2011.

•                               In the first quarter of fiscal 2012, the Company spent $7.4 million on capital projects, in line with the anticipated full year spending of $27.1 million.

•                               Backlog was $261.8 million at December 31, 2011, a decrease of 4.2% from $273.4 million at September 30, 2011.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 2, 2012 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter of fiscal 2012.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.22 per outstanding share payable March 15, 2012 to stockholders of record as of March 1, 2012.

“Although the first quarter represents solid performance by historical standards, net income for the first quarter was lower than we expected due to production delays, however, we anticipate making up much of the net income shortfall from the first quarter by the end of the second quarter. We continue to expect that net income for fiscal 2012 will exceed net income for fiscal 2011,” said Mark Comerford, President and Chief Executive Officer. “We have a substantial backlog and, even though the global economic environment is unsettled, the markets we service, particularly aerospace and land-based gas turbines, continue to perform well. As we noted in last year’s 10-K, and as demonstrated by our increasing level of capital spending in the first fiscal quarter, we continue to improve the Company’s capabilities to develop, manufacture and market the products our customers need.”

Quarterly Results

Net Revenues.  Net revenues were $128.9 million in the first quarter of fiscal 2012, an increase of 21.2% from $106.4 million in the same period of fiscal 2011.  Volume was 5.1 million pounds in the first quarter of fiscal 2012, an increase of 16.3% from 4.4 million pounds in the same period of fiscal 2011.  The aggregate average selling price was $25.11 per pound in the first quarter of fiscal 2012, an increase of 4.1%

from $24.11 per pound in the same period of fiscal 2011.  Average selling price increased due to improved customer demand and improved product mix while volume increased due to improved customer demand.

Cost of Sales.  Cost of sales was $105.4 million, or 81.8% of net revenues, in the first quarter of fiscal 2012 compared to $88.5 million, or 83.2% of net revenues, in the same period of fiscal 2011. Cost of sales in the first quarter of fiscal 2012 increased by $16.9 million as compared to the same period of fiscal 2011 due to higher volume and higher production staffing costs to meet higher product demand.

Gross Profit.  As a result of the above factors, gross margin was $23.5 million for the first quarter of fiscal 2012, an increase of $5.6 million from the same period of fiscal 2011. Gross margin as a percentage of net revenue increased to 18.2% in the first quarter of fiscal 2012 as compared to 16.8% in the same period of fiscal 2011.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $9.8 million for the first quarter of fiscal 2012, an increase of $0.7 million, or 7.6%, from $9.1 million in the same period of fiscal 2011 due to increased headcount and higher marketing costs.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.6% for the first quarter of fiscal 2012 compared to 8.6% for the same period of fiscal 2011 primarily due to increased revenues.

Research and Technical Expense.  Research and technical expense was $0.8 million, or 0.6% of revenue, for the first quarter of fiscal 2012.  Research and technical expense was $0.8 million, or 0.7% of revenue, for the first quarter of fiscal 2011.

Operating Income.  As a result of the above factors, operating income in the first quarter of fiscal 2012 was $12.9 million compared to operating income of $8.0 million in the same period of fiscal 2011.

Income Taxes.  Income taxes were an expense of $4.5 million in the first quarter of fiscal 2012, an increase of $1.7 million from an expense of $2.8 million in the same period of fiscal 2011.  The effective tax rate for the first quarter of fiscal 2012 was 34.8%, compared to 34.7% in the same period of fiscal 2011.

Net Income.  As a result of the above factors, net income in the first quarter of fiscal 2012 was $8.4 million, an increase of $3.2 million from net income of $5.3 million in the same period of fiscal 2011.

Gross Profit Margin Performance

In the first quarter of each fiscal year, the Company’s gross margin percentage is typically lower than the preceding quarter due to lower absorption of fixed manufacturing cost as production decreases due to planned equipment down-time for major capital upgrades and maintenance projects and the Company’s observance of seasonal holidays. For the first quarter of fiscal 2012, gross margin, and to a lesser extent net income, were lower than anticipated due to an increase in the number and length of planned and unplanned equipment outages. However, as noted in the “Quarterly Performance” section, the shortfall in net income versus expectations was primarily due to a delay in shipping finished product to customers. The impact on gross margin percentage of the reduced production days for these planned and unplanned outages was not significantly different from what is usually expected for the first quarter.

Gross profit margins and gross profit margin percentages improved in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011 due to a combination of rising volume, a shift to a higher-margin product mix, reduced cost structure and an improving market environment.  Also, between the fourth quarter of fiscal 2011 and the first quarter of fiscal 2012, service center transactional business volumes and prices improved, particularly in the aerospace market, due to the end of inventory destocking by the Company’s customers  in early fiscal 2011 and an increase in commercial aircraft build rates.

Backlog

Order entry activity started slowing in the fourth quarter of fiscal 2011 and continued to slow through the first quarter of fiscal 2012, contributing to the decrease in backlog at December 31, 2011 as compared to September 30, 2011.  Backlog was $261.8 million at December 31, 2011, a decrease of approximately 4.2% from $273.4 million at September 30, 2011.  This decrease is the result of a 5.4% decrease in backlog pounds, which was partially offset by a 1.3% increase in backlog average selling price.

The slowdown in order entry in the first quarter of fiscal 2012 only moderately impacted the quarter and was the result of the uncertain economic conditions during our first fiscal quarter, associated with slowing growth in the U.S. and China and concern regarding a possible recession in Europe. However, the backlog continues to reflect a significant amount of higher value alloys and forms compared to previous quarters, which resulted in the continued increase in backlog average selling price.

Capital Spending

The Company has begun increasing the amount of capital spending from traditional levels in order to enhance its capabilities both to increase capacity commensurate with the expansion of the markets the Company services and also to improve customer service in the form of accelerated deliveries and expanded value-added products and services. In the first quarter of fiscal 2012, the Company spent $7.4 million on capital projects, which is consistent with the $27.1 million of capital spending the Company previously forecasted for fiscal 2012. This spending included the continuation of work on the four-high Steckel rolling mill, the upgrade of the vacuum melt furnace processing systems and instrumentation, upgrades to the research and technology laboratory equipment and the upgrade of the information technology system. These projects are expected to improve quality, enhance working capital management, reduce costs and increase capacity.

Liquidity

During the first quarter of fiscal 2012, the Company’s primary sources of cash were cash on-hand and cash from operations, as detailed below.  At December 31, 2011, the Company had cash and cash equivalents of $54.4 million compared to cash and cash equivalents of $60.1 million at September 30, 2011.

Net cash provided by operating activities was $3.1 million in the first quarter of fiscal 2012 compared to net cash used of $0.4 million in the same period of fiscal 2011.  Items contributing to the difference include cash provided by lower accounts receivable of $8.7 million which was $4.0 million higher than cash provided by accounts receivable in the same period of fiscal 2011.  Cash used from increased inventory balances (net of foreign currency fluctuation) of $19.6 million was $7.4 million higher than cash used from inventory balances in the same period of fiscal 2011. Cash generated from operations was favorably impacted by net income of $8.4 million, compared to $5.3 million in the same period of fiscal 2011. Net cash used in investing activities was $7.4 million in the first quarter of fiscal 2012 compared to $3.3 million in the first quarter of fiscal 2011 as a result of higher capital expenditures.  Net cash used in financing activities in the first quarter of fiscal 2012 included a $2.7 million dividend payment.

The Company’s sources of cash for fiscal 2012 are expected to consist primarily of cash generated from operations, cash on-hand, and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to funding operations, capital spending, pension plan funding and dividends to stockholders.

Dividend Declared

Today, the Company also announced that the Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2012 to stockholders of record at the close of business on March 1, 2012.  The dividend cash pay-out is based on the current number of shares outstanding and is expected to approximately $2.7 million per quarter, or approximately $10.8 million on an annualized basis.

Quarterly Performance

Fiscal 2011 net revenues, volume and net income improved from quarter to quarter through the year and concluded in the fourth quarter of fiscal 2011 with a strong performance with revenue, volume and net income increasing from the first quarter of fiscal 2011 by 45.1%, 51.4% and 114.2%, respectively. For the first quarter of fiscal 2012 net revenues decreased by $25.5 million from the fourth quarter of fiscal 2011 to the first quarter of fiscal 2012, while volume declined by 1.5 million pounds and net income decreased by $2.8 million during this period. Although a decline was anticipated in each of these categories from the fourth quarter to the first quarter, each category declined more than anticipated. The decline in earnings, as compared to the previously provided guidance, for the first quarter of fiscal 2012 from the fourth quarter of fiscal 2011 was more than expected due to lower than anticipated volume of pounds shipped. The volume of pounds shipped for the quarter was reduced from anticipated levels due to the number of planned and unplanned capital and maintenance projects that occurred during the quarter and the longer duration of the resulting equipment outages that was experienced compared to expectations. The down time resulting from these projects, in conjunction with the normal occurrence of holidays and vacations, reduced the days available to finish and ship the product as planned. The Company expanded the scope and duration of its planned outages during the quarter versus prior comparable periods in order to enable the Company to enhance its equipment and processes to meet anticipated growth in the Company’s markets.  This expanded duration of planned outages, together with an increase in unplanned outages, resulted in unanticipated delays in completion of production. The delay in production in turn prevented the Company from finishing and shipping a portion of the production completed in the quarter, thereby leading to the shortfall in net income versus expectations.

Guidance

Net income for the second quarter of fiscal 2012 is currently expected to equal or slightly exceed the net income of the fourth quarter of fiscal 2011 as the Company’s original forecast for net income for the second quarter remains on target and is expected to be enhanced by a realization of net income from shipment of most, if not all, of the product that was produced but not shipped in the first quarter.  The additional net income to be realized in the second quarter is based on the difference between the guidance previously provided for net income in the first quarter versus the actual net income for the first quarter of fiscal 2012.

Management continues to expect net income for fiscal 2012 to exceed net income of fiscal 2011. However, due to the continued competitive environment and the current uncertainty of the economic environment, particularly in Europe, the amount of any improvement from fiscal 2011 to fiscal 2012 continues to be uncertain.

Earnings Conference Call

The Company will host a conference call on Friday, February 3, 2012 to discuss its results for the quarter ended December 31, 2011.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 3, 2012	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, February 3, 2012 at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, February 17, 2012. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 387498

A replay of the Webcast will also be available at www.haynesintl.com until March 2, 2012.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2012 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2010	2011

Net revenues	$106,351	$128,851
Cost of sales	88,482	105,360
Gross profit	17,869	23,491
Selling, general and administrative expense	9,120	9,816
Research and technical expense	753	765
Operating income	7,996	12,910
Interest income	(80)	(62)
Interest expense	29	26
Income before income taxes	8,047	12,946
Provision for income taxes	2,791	4,503
Net income	$5,256	$8,443
Net income per share:
Basic	$0.44	$0.69
Diluted	$0.43	$0.68

Dividend declared per common share	$0.20	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2011	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$60,062	$54,363
Accounts receivable, less allowance for doubtful accounts of $1,129 and $1,125 respectively	87,680	78,652
Inventories	250,051	269,316
Income taxes receivable	2,573	178
Deferred income taxes	9,341	10,028
Other current assets	1,728	2,861
Total current assets	411,435	415,398
Property, plant and equipment, net	110,678	114,437
Deferred income taxes—long term portion	65,113	63,594
Prepayments and deferred charges	2,903	2,463
Intangible assets, net	6,440	6,328
Total assets	$596,569	$602,220
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,086	$46,672
Accrued expenses	19,698	22,739
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,390	21,930
Deferred revenue—current portion	2,500	2,500
Current maturities of long-term obligations	—	—
Total current liabilities	92,674	93,841
Long-term obligations (less current portion)	1,348	1,348
Deferred revenue (less current portion)	35,329	34,704
Non-current income taxes payable	323	323
Accrued pension and postretirement benefits	194,042	192,188
Total liabilities	323,716	322,404
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,204,179 and 12,286,596 shares issued and outstanding at September 30, 2011 and December 31, 2011, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	231,842	233,739
Accumulated earnings	124,047	129,799
Accumulated other comprehensive loss	(83,048)	(83,734)
Total stockholders’ equity	272,853	279,816
Total liabilities and stockholders’ equity	$596,569	$602,220

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2010	2011
Cash flows from operating activities:
Net income	$5,256	$8,443
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,766	2,982
Amortization	137	112
Stock compensation expense	380	460
Excess tax benefit from option exercises	(5)	(616)
Deferred revenue	(625)	(625)
Deferred income taxes	2,089	638
Loss on disposal of property	10	10
Change in assets and liabilities:
Accounts receivable	4,659	8,653
Inventories	(12,262)	(19,612)
Other assets	(425)	(713)
Accounts payable and accrued expenses	(698)	1,497
Income taxes	69	3,183
Accrued pension and postretirement benefits	(1,727)	(1,315)
Net cash provided by (used in) operating activities	(376)	3,097

Cash flows from investing activities:
Additions to property, plant and equipment	(3,403)	(7,350)
Change in restricted cash	110	—
Net cash used in investing activities	(3,293)	(7,350)

Cash flows from financing activities:
Dividends paid	(2,436)	(2,691)
Proceeds from exercise of stock options	19	821
Excess tax benefit from option exercises	5	616
Changes in long-term obligations	(109)	—
Net cash used in financing activities	(2,521)	(1,254)

Effect of exchange rates on cash	53	(192)
Decrease in cash and cash equivalents	(6,137)	(5,699)

Cash and cash equivalents, beginning of period	63,968	60,062
Cash and cash equivalents, end of period	$57,831	$54,363